EMPLOYMENT AGREEMENT

THIS RESTATED AND AMENDED EMPLOYMENT AGREEMENT ("Agreement") entered into as of March 31, 2019, by and between **NuZee, Inc., a Nevada Corporation** (the "Company") and Shanoop Kothari ("Employee").

A. WHEREAS, the Company is in the business of developing, manufacturing and marketing of high-end consumer coffee products;

B. WHEREAS, Employee has the requisite training, experience, knowledge and expertise of a professional chief financial officer, being well-versed in the financial aspects of such a Company, thus enabling Employee to undertake as his initial and primary responsibilities those activities as may from time-to-time include, without limitation: financial decision-making; structuring of capital (including lender relationships); overseeing existing enterprise resource planning (ERP) implementation; drafting and issuing of comprehensive financial reports and statements; handling all accounting and record-keeping; serving as day-to-day point-person with respect to accounting firm(s); additionally serving as primary contact for investor-relations, investment banking and other financial relationships; spearheading all capital-raising and M&A efforts; developing a plan to "up-list" the Company to a major exchange; acting as point-person for equipment financing (as applicable); further assisting in oversight of corporate governance (board of directors, advisory board[s], etc.); conducting institutional research; coordinating annual and "day-of" investor meeting logistics and scheduling; appearing at periodic "non-deal" roadshows (whether with other Company executives or alone); corporate forecasting, budgeting, and related analysis of internal benchmarks / target metrics, etc.; moreover assisting with contract review for consistency and development of internal "standards;" integration with Japanese and Korean subsidiaries, etc., all in a first-class manner;

B. WHEREAS, any interactions between Company and Employee prior to the date of this Agreement we rendered by Employee in a preliminary consulting capacity and not as an employee *per se*; and

C. WHEREAS, the Company now believes it is in the interest of the Company and its shareholders to engage Employee as Senior Vice President and Chief Financial Officer;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Recitations**. The above recitations are true and correct and are incorporated herein by this reference.

2. **Employment**.

2.1. Position of Employment. The Company hereby employs Employee as Senior Vice President and Chief Financial Officer, upon all of the terms and conditions hereinafter set forth. Employee shall perform such duties as are usually performed by an employee in such capacity at a high-end coffee company. Employee will operate out of Company's future Irving, Texas offices and occasionally at its Vista, California offices. Employee will conduct his activities in accordance with the

high standards of the Company. Additionally, Employee's duties shall include the duties and responsibilities prescribed from time to time by the Company's CEO and/or President. All actions shall be subject and subordinate to review and approval of the Company's CEO and/or President and Board of Directors, and in accordance with the terms and conditions as prescribed in the Employee Handbook dated August 19, 2014 (the "Employee Handbook"), as may be revised from time to time. Employees are encouraged to familiarize themselves with the Employee Handbook.

2.2. Devotion of Time. During the term of Employee's employment, Employee shall devote his full, exclusive business time, ability and attention to the business affairs of the Company and shall use his best efforts to perform faithfully and efficiently such responsibilities.

3. **Term of Employment**

3.1. Term of Employment. The term of this Agreement shall begin effective February 12, 2019, or as soon thereafter as may be practicable (the "Commencement Date") and shall continue until terminated or through December 31, 2019. Thereafter the term hereof may be extended on an at-will basis by the mutual written agreement of Company and Employee.

3.2. Termination of Employment by the Company for Cause. The Company may terminate Employee's employment effective immediately, if such termination is for "Cause." For purposes of this Agreement, "Cause" shall include:

(a) death of Employee;

(b) a default or breach by Employee of any of the provisions of this Agreement;

(c) actions by Employee constituting fraud, embezzlement or dishonesty;

(d) furnishing false, misleading, or omissive information or omitting to furnish material information to the Company in the reasonable judgment of the Company;

(e) any action which constitutes a breach of the confidentiality and/or trade secrets of the Company;

(f) the commission of an act by Employee involving moral turpitude;

(g) refusal to follow reasonable and lawful directives of the Company's CEO and/or President; or

(h) (I) at such time as Employee shall have failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform his services pursuant to this Agreement for a period of sixty (60) consecutive days. Disability shall be defined to mean the inability of Employee to perform his duties under this Agreement.

(II) Upon termination for Cause, the Company shall not be liable for payment of any further compensation or incentive payment other than Base Salary accrued prior to the effective date of such Termination. Notwithstanding any termination pursuant to this Section 3.2, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14 of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, Employee shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

3.3. Termination without Cause. Notwithstanding any other provision contained herein, Company may terminate this agreement and Employee's employment hereunder without cause and in Company's sole and absolute discretion by giving Employee fourteen (14) days prior notice thereof; which fourteen (14) days may include any accrued vacation time then due Employee.

Upon termination without cause, the Company shall not be liable for payment of any further compensation or incentive payment other than Base Salary accrued through and including the date fourteen days after notice of termination. Notwithstanding any termination pursuant to this Section 3.3, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, Employee shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

3.4. Termination by Employee. Employee may terminate this Agreement whether for good reason or no reason by giving thirty (30) days written notice to the Company. Upon such termination, Employee shall only be entitled to accrued Base Salary through the effective date of termination. Notwithstanding any termination herein, the provisions of Paragraphs 3.2, 3.3, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall remain in full force and effect.

4. **Compensation and Benefits**

Company shall pay to Employee compensation during the term of this Agreement as determined by the CEO and/or President from time to time; which compensation shall be initially as follows:

4.1 Base Salary. Employee shall receive a starting base salary ("Base Salary") of $150,000 per year payable semi-monthly or in accordance with such other payment schedule as may be approved by the CEO and/or President, which Base Salary shall automatically increase on July 1, 2019 to $225,000; it being further understood that at the election of the CEO and/or President, Employee's Base Salary (and other compensation, as may be applicable) may be revisited upon any "up-listing" of the Company (along with compensation for certain other Company executives).

4.2 Bonus(es). In addition to Employee's Base Salary, Employee shall be eligible to receive an annual 'target bonus' ("Annual Target Bonus") upon achieving certain milestones to be established by CEO and/or President, which for Year 1 or 2019 shall be in an amount of up-to $75,000; with such Annual Target Bonus for Year 2 and each succeeding year to be revisited (along with any future milestones) at the end if such preceding Year. For clarity, the Annual Target Bonus is discretionary with the Company and is not guaranteed to be paid to Employee, nor should payment of an Annual Target Bonus for any one Year be construed a guaranty that an Annual Target Bonus will be paid for any succeeding Year.

4.3 Stock Options. Not later than June 1, 2019, Employee shall be granted options to purchase 600,000 shares of the Company's common stock with an exercise price equal to the fair market value at the time of grant. Such options will be on the Company's customary terms and conditions and, subject to Employee's continued employment shall vest as follows: (a) 100,000 options shall vest upon the Company's completion of sales of $15 million of its equity securities in capital raising transactions on or December 31, 2019 (at a target per-share price reasonably acceptable to Company); (b) 50,000 options shall vest upon the Company's completion of sales of $2 million of its equity securities in capital raising transactions to *US investors* on or before December 31, 2019 (again, at a target per-share price reasonably acceptable to Company, and for clarity, which $2 million may be embodied within the $15 million referenced in 4.3 [a] above); (c) 50,000 options shall vest upon the Company's completion of a strategic acquisition of a business with a purchase price of not less than $25 million; and (d) 400,000 shares shall vest upon the Company's listing on any tier of the Nasdaq Stock Market on or before December 31, 2020.

At Company's election, the foregoing Options may be subject to execution of an amendment to the Stock Option Agreement consistent herewith. The Option will not be formalized until approved by the Compensation and Options Committee of the Company's Board of Directors.

4.4 Employee shall accrue ten (10) days of vacation during each twelve (12) month period of employment.

4.5 Commencing immediately following the date of Employee's actual employment, Employee shall be entitled to participate in any employee health and profit-sharing plans made available to the employees of the Company by the Company.

4.6 Employee shall be entitled to receive reimbursement for any expenses made on behalf of Company, which expenditures must first have been pre-approved in writing. Employee's pre-approved travel expenses and accommodations will be reimbursed or paid by Company.

5. **Vacation Policy:** The purpose of the Company's vacation policy is to allow its employees to take periodic breaks from work and is as more fully described in the NuZee, Inc. Employee Handbook.

6. **Nonsolicitation:** During the period of his employment by the Company and for a period of one (1) year after termination of such employment (for any reason, whether voluntarily or involuntarily), Employee agrees that he will not directly or indirectly, whether alone or for himself or for any other person, business, partnership, association, firm, company or corporation, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the employees of Company in existence at the time of the termination of Employee's employment.

7. **Nondisclosure Obligation:** The Employee will not at any time, whether during or after termination of his employment, for any reason whatsoever (other than to promote and advance the business of the Company), reveal to any person, association, or company any of the trade secrets or confidential information concerning the Company's organization, sales, suppliers, customer lists, designs, models, vendors, costs, referral sources, marketing, marketing plans and strategies, pricing

policies, business, finances, or financial information of the Company so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an employee of Company. Employee further agrees the he shall not make, use nor permit to be used any notes, memoranda, drawings, designs, models, specifications, programs, data, customer lists or other materials relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. Employee also agrees that he shall not after termination of employment, use or permit to be used any such notes, memoranda, drawings, designs, models, specifications, programs, data, customer lists or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon termination of employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company at its main office.

This restriction shall not apply to information that may be disclosed generally or is in the public domain through no fault of the Employee, or information that may be required by law to be disclosed. The Employee shall keep secret all matters of such nature entrusted to his and shall not use or disclose any such information in any manner which may injure or cause loss to the Company or its officers or directors, whether directly or indirectly.

8. **Absence of Conflicting Agreements:** Employee understands the Company does not desire to acquire from his any trade secrets, know-how or confidential business information that he may have acquired from others. Accordingly, Employee represents and warrants that he is free to divulge to Company, without any obligation to, or violation of any right of others, any and all information, practices and techniques which he will use, describe, demonstrate or divulge or in any other manner make known to the Company during the course of his employment. Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of his duties and obligations to the Company during his course of employment by Company.

9. **Remedies Upon Breach**: Employee agrees that any breach of this Agreement by his could cause irreparable damage to Company and that in the event of such breach, Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent any violation or threatened violation of Employee's obligations hereunder.

10. **No Employment Obligation**: Employee understands that this Agreement does not create any obligation on the Company or any other person to continue his employment. The Employee understands that the Employee is an employee subject to termination as set forth in Paragraph 3 above.

11. **Business Opportunities**. During the term of this Agreement Employee agrees to bring all business opportunities to the Company relating to or otherwise associated with the business or businesses then conducted by the Company or any affiliate thereof, or business or businesses proposed to be conducted by the Company or any such affiliate in the future. Employee further agrees not to pursue any such business opportunity or opportunities for his own account or for the account of any third party irrespective of the Company's decision to exploit or not to exploit any such business opportunity.

12. **Rights to Work Product**. Employee agrees that all work performed by Employee pursuant hereto shall be the sole and exclusive property of the Company in whatever stage of development or completion. With respect to any copyrightable works prepared in whole or in part by Employee pursuant to this Agreement, including compilations of lists or data, drawings, designs and/or models or prototypes,

Employee agrees that all such works will be prepared as "works-for-hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), of which the Company shall be considered the "author" within the meaning of the Act. In the event (and to the extent) that such works or any part or element thereof is found as a matter of law not to be a "work-for-hire" within the meaning of the Act, Employee hereby assigns to the Company the sole and exclusive right, title and interest in and to all such works, and all copies of any of them, without further consideration, and agrees, to the extent reasonable under the circumstances, to cooperate with the Company to register, and from time to time to enforce, all patents, copyrights and other rights and protections relating to such works in any and all countries. To that end, Employee agrees to execute and deliver all documents reasonably requested by the Company in connection therewith, and if Employee fails to so execute and deliver documents so requested within ten (10) days of Company's request therefore, Employee hereby irrevocably designates and appoints the Company as Employee's agent and attorney-in-fact to act for and on behalf of Employee and in Employee's stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, protection and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Employee. The aforesaid appointment/power of attorney is deemed herein to be a power coupled with an interest. The Company shall reimburse Employee for all reasonable costs and expenses incurred by Employee pursuant to this Section 12.

13. **Appearance Release:** Employee irrevocably agrees that the Company may interview tape and photograph me, and make audio and visual recordings of my voice, conversation and sounds for use on and in connection with the Company, its Website(s), its business(es), and the advertising and promotion thereof, and that Company shall be the exclusive owner of the results and proceeds of such taping, photography and recording with the right, throughout the universe, in any media now known or hereafter devised, an unlimited number of times in perpetuity, to copyright, to use and to license others to use, in any manner, all or any portion thereof or of a reproduction thereof in connection the same or otherwise. Employee represents that any statements made by him during his appearance are true, to the best of his knowledge, and that neither they nor his appearance will violate or infringe upon the rights of any third party.

14. **Compliance with Company Non-Disclosure Obligation**: Employee hereby acknowledges that Company may hereafter be subject to nondisclosure agreements with third persons pursuant to which Company must protect or refrain from the use of proprietary information which is the property of such third persons. Employee hereby agrees upon the directive of the Company to be bound by the terms of such agreements in the event he has access to the proprietary information protected thereunder to the same extent as if he were an original individual signatory thereto.

15. **Severability**. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

16. **Notice**. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (a) hand-delivered, (b) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, or (c) through a nationally recognized overnight courier, to the parties at their addresses below:

Company:	NuZee, Inc. 2865 Scott Street, Suite 107 Vista, CA 92081 Attn: Travis Gorney, President and COO
with a copy to:	Andrew S. Zucker Esq. Isaacman, Kaufman, Painter, Lowy & Zucker, PC 1100 Glendon Avenue, Suite 1500 Los Angeles, CA 90067
Employee:	Mr. Shanoop Kothari 10921 Roaring Brook Lane Houston, Texas 77024

or such other address given by such party to the other party at any time hereafter.

17. **Entire Agreement**. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.

18. **Amendment**. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

19. **Binding Agreement**. Except as herein set forth, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives.

20. **Waiver**. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

21. **Assignment**. This Agreement is personal to Employee and may not be assigned by her without Company's prior written consent, which consent may be withheld in Company's sole and absolute discretion.

22. **Successors and Assigns**. This Agreement shall be binding upon the parties hereto and their successors and assigns.

23. **Captions**. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

24. **Dispute Resolution; Arbitration.** Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or Employee's employment, shall be resolved by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Los Angeles, California. Each party to the arbitration shall be entitled to take one deposition for discovery and to engage in such other discovery as is permitted by the Arbitrator; the provisions of Code of Civil Procedure § 1283.05 are incorporated herein.

On the basis of the evidence submitted, the Arbitrator shall decide the case in accordance with the law of the State of California and of the United States. At the conclusion of the arbitration, the Arbitrator shall make written findings of fact, stating the evidentiary basis for each such finding, and shall issue a ruling, explaining how the findings of fact support the ruling. The Arbitrator's ruling shall be deemed final when, and only when, he or he has issued a ruling, with supporting findings of fact and evidentiary basis.

The arbitrators shall not have the power to commit errors of law or legal reasoning, and the arbitration award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. In the absence of such error, judgment on the award may be entered by any court of competent jurisdiction.

25. **Waiver of Trial by Jury**. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR EMPLOYEE'S EMPLOYMENT.

26. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the law of conflicts. In relation to any dispute arising out of or in connection with this Agreement, parties hereby irrevocably and unconditionally agree to submit themselves to the jurisdiction of the State or Federal Courts of Los Angeles County, California, and that all such disputes shall be heard exclusively in said courts.

27. **Counterparts/ Facsimile.** This Agreement may be signed in counterparts which, when considered together, shall be regarded as one completely signed document. This Agreement may be signed by facsimile signature, wherein a facsimile copy will have the same force and effect as an original.

28. **Further Documents.** The parties hereto agree to execute any writings, instruments or applications necessary to carry out the intent of this Agreement.

29. **Cumulative Remedies.** Except as otherwise provided in this contract all rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy.

30. **Gender/Number.** As used herein, the masculine, feminine, or neuter gender, and the singular or plural number shall each be deemed to include the others whenever the context so indicates

31. **Construction.** This Agreement shall be construed without regard to the identity of the person who drafted the various provisions hereof. Each and every provision of this Agreement shall be

construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

32. **Indemnification.** Each party hereto agrees to indemnify the other and hold the other harmless from and against any and all damages or liability including attorneys' fees and court costs occasioned by said other party's breach of any warranty representation or agreement contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NuZee, Inc.,
a Nevada corporation

By: /s/ Masateru Higashida
Name: **Masateru Higashida**
Title: Chief Executive Officer

Employee:

/s/ Shanoop Kothari
Shanoop Kothari

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